Exhibit 4.9

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE.  NEITHER THIS NOTE, NOR ANY PORTION THEREOF, NOR ANY INTEREST THEREIN, MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH STATE LAWS.

THIS NOTE IS SUBORDINATED IN ALL RESPECTS TO ANY AND ALL OF TABULA RASA HEALTHCARE, INC.’S CREDITORS AS SET FORTH HEREIN, WHETHER NOW EXISTING OR HEREAFTER INCURRED.

TABULA RASA HEALTHCARE, INC.
SUBORDINATED CONVERTIBLE PROMISSORY NOTE

U.S. $[ ]	December 31, 2014

For value received, and intending to be legally bound, Tabula Rasa Healthcare, Inc., a Delaware corporation (“Maker”), on this 31st day of December, 2014 hereby promises to pay, in lawful money of the United States of America to [        ] (“Payee”), the principal amount of [       ] in accordance with the terms contained in this note (this “Note”).  Each holder of this Note, by its acceptance hereof, irrevocably agrees to be bound by the terms set forth herein.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Membership Interest Purchase Agreement, dated as of December 31, 2014 (the “Purchase Agreement”), by and among Maker, Payee and each of the seller parties thereto.  The principal amount of this Note shall be adjusted, up or down, by the product of (i) [ ]% multiplied by (ii) the difference of (A) $300,000 minus (B) the total aggregate amount distributed by Maker or its Affiliates to the Sellers for the 2014 fourth quarter tax distributions of Medliance, LLC.  For example, if Maker distributes an aggregate amount of $310,000 to the Sellers as the 2014 fourth quarter tax distributions, the Note shall be reduced by $[    ] ([    ]% of the $10,000 difference).

1.             Maturity Date.  All unpaid principal, together with the balance of unpaid and accrued interest hereunder, unless earlier converted pursuant to Section 4, shall be due and payable on June 30, 2016, or such later date as may be agreed to in writing by Maker and Payee (the “Maturity Date”).

2.             Interest.  Interest shall accrue on the unpaid principal amount at the rate of eight percent (8%) per annum, compounding annually, and shall be computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the amount outstanding under this Note is paid (or converted, as provided in Section 4 hereof).  Notwithstanding any provision in this Note, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under applicable law shall be deemed to be the laws relating to permissible rates of interest on commercial loans).  If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against principal.

3.             Prepayment.  Maker may prepay the outstanding principal balance under this Note in whole or in part at any time and from time to time without premium or penalty, but only with the prior written consent of Payee; provided that, when making any such prepayment, Maker pays all interest accrued to such date on the amount prepaid.

4.             Conversion.

(a)           If an Initial Public Offering (as defined below) occurs prior to the Maturity Date, all principal and interest under this Note shall immediately become due and payable upon the closing of the Initial Public Offering and Payee shall have the option, in its sole discretion, to elect that Maker pay to Payee one of the following amounts:

(i)            all outstanding principal and accrued interest on the Note as of the closing of the Initial Public Offering; or

(ii)           a number of shares of Maker’s Common Stock, par value $0.0001 per share (the “Common Stock”), as of immediately prior to the closing of such Initial Public Offering, equal to the quotient obtained by dividing (i) the outstanding principal amount under this Note as of the closing of the Initial Public Offering, by (ii) ninety-two percent (92%) of the price per share of the public offering price of Maker’s Common Stock in the Initial Public Offering, rounded to the nearest whole share.  For the avoidance of doubt, any accrued interest under this Note shall be forfeited if the Maker elects to receive Common Stock pursuant to this Section 4(a)(ii).

(b)           Maker shall give Payee five (5) Business Days’ prior written notice of the consummation of the Initial Public Offering.  Payee shall have two (2) Business after the receipt of such notice to make an election as provided in Section 4(a).  If Payee fails to timely make such election, Payee shall be deemed to have elected to receive all outstanding principal and accrued interest on the Note as of the closing of the Initial Public Offering.  “Initial Public Offering” means an underwritten public offering on a firm commitment basis pursuant to an effective registration statement (other than on Form S-4 or S-8 on any successor forms thereto) filed pursuant to the Securities Act of 1933, as amended, covering the offer and sale of Maker’s Common Stock for the account of Maker.

(c)           If the Note is converted pursuant to Section 4(a)(ii), Payee hereby agrees to execute and deliver to Maker such transaction documents and agreements as may be requested by Maker, including a purchase agreement and other ancillary agreements, with customary representations and warranties and transfer restrictions (including a 180-day lock-up agreement in connection with an Initial Public Offering), and having the same terms as those agreements entered into by the other purchasers of Maker’s Common Stock.  Payee agrees to deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement reasonably acceptable to Maker whereby Payee agrees to indemnify Maker from any loss incurred by it in connection with Payee’s loss of this Note) upon such conversion or full satisfaction for cancellation.  Upon the Maturity Date or Initial Public Offering, as the case may be, this Note shall be deemed converted into the right to receive payment (either in cash or shares of Common Stock) and be of no further force and effect, whether or not it is delivered for cancellation as set forth in this sentence.  Maker shall, as soon as practicable after such conversion into shares of Common Stock, if Payee elects such conversion, issue and deliver to Payee a certificate or certificates for the number of shares of Common Stock, if applicable, to which Payee shall be entitled upon conversion (bearing such legends as are required by the agreements related to the Common Stock, the purchase or conversion agreement and applicable state and federal securities laws in the opinion of counsel to Maker), and any other securities and property to which Payee is entitled upon such conversion under the terms of this Note, including a check payable to Payee for any cash amounts payable as described in Section 4(d).

(d)           No fractional shares shall be issued upon conversion of this Note into shares of Common Stock.  In lieu of Maker issuing any fractional shares to Payee upon the conversion of this Note into shares of Common Stock, Maker shall pay to Payee an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence.

Upon conversion of this Note in full and the payment of any amounts specified in this Section 4(d), Maker shall be forever released from all its obligations and liabilities under this Note.

5.             Default.  Maker shall be in default hereunder upon the occurrence of any of the following events (each, an “Event of Default”):

(a)           the Maker fails to pay the principal and interest on the date when due, other than as a result of Maker contesting any amounts due under this Note in good faith, and solely to the extent of such contested amounts, and such failure continues unremedied for more than fifteen days after written notice of default is provided to Maker;

(b)           if Maker shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended (the “Federal Bankruptcy Code”), or any successor statute, (iv) file a petition seeking to take advantage of any other law providing for the relief of debtors, or (v) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against Maker in any involuntary case under such Federal Bankruptcy Code; or

(c)           if a proceeding or case shall be commenced against Maker in any court of competent jurisdiction for (i) the winding up, or composition or readjustment of debts, of Maker, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of Maker or of all or any substantial part of its assets, or (iii) similar relief in respect of Maker under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 60 days, or an order for relief against Maker shall be entered in an involuntary case under such Federal Bankruptcy Code.

6.             Remedies.  Upon the occurrence and continuation of an Event of Default, and so long as the Event of Default shall continue unwaived by Payee, subject to the provisions of Section 7, all amounts evidenced by this Note shall become due and payable automatically and immediately, with an increase in the interest rate to an aggregate amount of 12 percent (12%) per annum.

7.             Subordination.

(a)           The payment of the principal of and interest on this Note is hereby expressly subordinated in right of payment, to the extent and in the manner hereinafter set forth:

(i)            No payment on account of principal or interest on this Note shall be made if, at the time of such payment or immediately after giving effect thereto, there shall exist a default under one or more credit agreements, loan agreements or similar agreements evidencing indebtedness for borrowed money of Maker (collectively, the “Credit Agreement”).  No acceleration of the amounts evidenced by and due on this Note shall be permitted or effected unless the principal amount due the Credit Agreement shall have first been accelerated.

(ii)           Upon any acceleration of the principal amount due on the Credit Agreement or upon any distribution of all or substantially all of the assets of Maker or any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to creditors in connection with any dissolution, winding-up, total or partial liquidation or reorganization of Maker whether voluntary or involuntary and whether in bankruptcy, insolvency, receivership, arrangement or other proceedings, or upon an assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of Maker, all principal, premium, if any, and interest due or to become due with respect to the Credit Agreement shall first be paid in full in cash before Payee shall be entitled to receive any payments for unpaid principal or unpaid interest on this Note; and upon any such acceleration, payment or distribution of assets, dissolution, winding up, total or partial liquidation, reorganization, assignment for the benefit of creditors, marshaling of assets or liabilities, or similar proceedings, any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, to which Payee would, except for the provisions hereof, be entitled, shall be paid or delivered by Maker, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the financial institutions that are a party to the Credit Agreement.

(iii)          Upon any such acceleration, payment or distribution of assets, dissolution, winding-up, total or partial liquidation or reorganization of Maker, whether voluntary or involuntary and whether in bankruptcy, insolvency, receivership, arrangement or other proceedings, or upon an assignment for the benefit of creditors, or upon any other marshaling of the assets and liabilities of  Maker, any payment or distribution of assets of Maker of any kind or character, whether in cash, property or securities, which shall be received by Payee before the entire principal, premium, if any, and interest on the Credit Agreement shall have been paid in full in cash, shall be held in trust for the benefit of and promptly paid over to the financial institutions that are a party to the Credit Agreement as set forth in subsection (a)(ii) of this Section 7, for application to the payment of the remaining unpaid principal, premium, if any, and interest due or to become due upon the Credit Agreement until all principal, premium, if any, and interest due or to become due upon all Credit Agreement shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to or for the financial institutions that are a party to the Credit Agreement.

(b)           The foregoing provisions are solely for the purpose of defining the relative rights of the financial institutions that are a party to the Credit Agreement on the one hand and Payee on the other hand, and nothing herein shall impair, as between Maker and Payee, the obligation of Maker, to pay to Payee the principal hereof and interest hereon in accordance with its terms.

(c)           Payee shall execute and deliver such documentation, as may be reasonably requested by Maker or the financial institutions that are a party to the Credit Agreement, to evidence the subordination of such financial institution’s rights of payment pursuant to the Credit Agreement to which such financial institution is a party.  Maker shall pay for all reasonable attorney fees incurred in the negotiation and execution of any subordination agreement other than the subordination agreement entered into in connection with the issuance of this Note.

8.             Waivers; Amendments.  No delay on the part of Payee in exercising any of its options, powers or rights, and no partial or single exercise thereof, shall constitute a waiver thereof or of any other option, power or right.  Payee shall not be deemed by any act or omission to have waived any such right or remedy or any default by Maker hereunder unless such waiver is in writing and signed by Payee, and then only to the extent specifically set forth in the writing.  Any such waiver shall not be construed as a continuing waiver or as a bar to or waiver of any right or remedy with respect to any other default by Maker.  None of the terms and conditions of this Note may be amended, modified or waived, except in a writing signed by Payee and Maker.

9.             Notices.  Unless expressly specified otherwise herein, all notices or other communications required or permitted to be given under this Note shall be in writing and shall be considered sufficiently given in all respects (a) when personally delivered, (b) when sent by telecopier or e-mail, with confirmation of receipt, (c) the day after being sent by reputable overnight courier service or (d) three days after being deposited in the United States Certified Mail, Postage Prepaid, Return Receipt

Requested, addressed as follows or in each case to such other address or facsimile number as shall be designated by notice duly given:

If to Payee:

[	]
[	]
[	]
Email: [	]

With a required copy (that shall not constitute notice) to:

Kevin E. Monson, Esq.

18430 Brookhurst Street, Suite 202N

Fountain Valley, CA 92708

Email:  Kevinemonson@hotmail.com

If to Maker:

Tabula Rasa Healthcare, Inc.

110 Marter Ave, Suite 309

Moorestown NJ 08057

Attention:  Calvin Knowlton

Email:  CKnowlton@CareKinesis.com

With a required copy (that shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA  19103-2921

Attention:  Stephen M. Goodman

Email:  sgoodman@morganlewis.com

10.          Set-Off.  Maker shall be entitled, at its option, to set-off against amounts owing to Payee hereunder any amounts for which Maker, its Affiliates or the Purchaser Indemnitees shall be entitled to be indemnified by Payee under the Purchaser Agreement.

11.          Governing Law; Consent to Jurisdiction, etc. This Note shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to its provisions concerning choice of laws or choice of forum.  Each of Maker and Payee hereby irrevocably submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and agree and consent that service of process may be made upon them in any legal proceedings relating hereto by any means allowed under state or federal law.  In the event of any breach of this Note by Maker, Maker shall pay all costs, including reasonable attorney fees, incurred by Payee in the collection of this Note.

12.          Integration.  This instrument states the entire agreement of the parties concerning the subject matter hereof, and it is acknowledged that there are no customs, usages, representations, or assurances referring to the subject matter, and no inducements leading to the execution or delivery hereof, other than those expressed herein.

13.          Miscellaneous.  This Note shall bind and inure to the benefit of Maker and Payee and their respective heirs, executors, administrators, personal representatives, successors and assigns.  No persons other than Maker and Payee and the respective assignees of Payee are intended to be benefited hereby or shall have any rights hereunder, as third-party beneficiaries or otherwise.  Any provision of this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remainder of this Note or the validity or enforceability of such provision in any other jurisdiction.  The term “Payee” shall apply equally to the initial Payee specified above and to any holder to which this Note may be assigned.  The term “including” shall have the inclusive meaning frequently identified with the phrase “including without limitation.”

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IN WITNESS WHEREOF, Maker has executed this Note, or has caused the same to be executed in its name, intending to be legally bound as of the day and year first written above.

MAKER:

TABULA RASA HEALTHCARE, INC.

By:
Name:
Title:

[Signature Page to [    ] Subordinated Convertible Promissory Note]